Consent of Independent Registered Public Accounting Firm
Exhibit 23

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-45346, No. 2-75875, No. 2-78291, No. 2-91945, No. 33-18073, No. 33-57250, No. 333-48639, No. 333-58095, No. 333-70069, No. 333-83813, No. 333-31346, No. 333-39976, No. 333-45828, No. 333-50198, No. 333-52938, No. 333-68640, No. 333-101640, No. 333-101967, No. 333-108466, No. 333-111737, and No. 333-115911) of American International Group, Inc. of our report dated March 16, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
New York, New York
March 16, 2006
158
AIG  -  Form 10-K